(LOGO)

ATLANTIC MORTGAGE
ATLANTIC MORTGAGE & INVESTMENT CORPORATION

               4358 SOUTHPOINT BOULEVARD, SUITE 101, JACKSONVILLE. FLORIDA 32216 TELEPHONE (904) 296-1500 FAX NUMBER (904) 296-7292

                                                                 Exhibit I



                              Management Assertion

As of and for the year ended December 31, 1997, Atlantic Mortgage & Investment Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Banker's Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, Atlantic Mortgage & Investment Corporation had in effect fidelity bond and errors and omissions policies in the amount of $20.5 million each.

/s/Joseph L. McDaniels
Joseph L. McDaniels
President

/s/J. Mark Kennedy
J. Mark Kennedy
Chief Financial Officer

/s/Ray Barbone
Ray Barbone
Vice President-Loan Administration

/s/Danny Lawson
Danny Lawson
Controller